UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

comScore, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	54-1955550
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11950 Democracy Drive Suite 600 Reston, Virginia	20190
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered

Rights to Purchase Preferred Shares	OTC Markets

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Not applicable

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On February 7, 2017, the Board of Directors (the “Board”) of comScore, Inc. (the “Company”) adopted a rights plan (the “Plan”) and declared a dividend to the Company’s stockholders of record as of the close of business on February 18, 2017 (the “Record Date”), for each outstanding share of the Company’s common stock, par value $0.001 per share (“Common Stock”), of one right (a “Right”) to purchase one one-hundredth of a share of the Company’s preferred stock. The dividend is payable on February 18, 2017. The terms of the Rights Plan and the Rights are set forth in a Tax Asset Protection Rights Agreement, dated as of February 8, 2017 (the “Tax Asset Protection Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

The purpose of the Plan is to preserve the Company’s ability to utilize its net operating loss carryforwards and other significant tax attributes (collectively, “Tax Benefits”) to offset future taxable income in the United States. The Company’s ability to utilize its Tax Benefits to offset future taxable income may be significantly limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” will occur when the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) has increased by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Plan is designed to reduce the likelihood of an “ownership change” that would limit the utilization of the Company’s Tax Benefits. However, the Plan does not eliminate the risk of such an “ownership change.”

In general terms, the Plan imposes a significant penalty upon any person or group that acquires beneficial ownership (defined generally as direct or constructive ownership as determined under Section 382 of the Code) of 4.99% or more of the outstanding Common Stock without the prior approval of the Board. Any Rights held by a person or group that acquires a percentage of Common Stock in excess of that threshold are void and may not be exercised.

A description of the Plan and the Rights is set forth in the Company’s Current Report on Form 8-K dated February 9, 2017 and is incorporated herein by this reference. Such description is qualified in its entirety by reference to the full text of the Tax Asset Protection Agreement (including the exhibits thereto), a copy of which is attached as Exhibit 1 hereto and is incorporated herein by this reference.

Item 2. Exhibits.

Exhibit Number	Description

(1)	Tax Asset Protection Rights Agreement, dated as of February 8, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto) (hereby incorporated by reference to Exhibit 4.1 to comScore, Inc.’s Current Report on Form 8-K, dated February 9, 2017).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COMSCORE, INC. (Registrant)

By:	/s/ David Chemerow
David Chemerow
Chief Financial Officer

Date: February 9, 2017

INDEX TO EXHIBITS

Exhibit Number	Description

(1)	Tax Asset Protection Rights Agreement, dated as of February 8, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Rights Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto) (hereby incorporated by reference to Exhibit 4.1 to comScore, Inc.’s Current Report on Form 8-K, dated February 9, 2017).